                                        EXHIBIT 10.21
                            WORLDCOM
              TELECOMMUNICATIONS SERVICE AGREEMENT

     This Telecommunications Service Agreement (this "Agreement") is made as of the 1st day of December, 1994 (the "Effective Date"), by and between WORLDCOM, INC. d/b/a LDDS/WorldCom, a Georgia corporation with its principal place of business located at 515 East Amite, Suite 200, Jackson, Mississippi 39201-2702 ("WorldCom"), and COMDATA NETWORK, INC., a Maryland corporation, and a wholly owned subsidiary of Comdata Holdings Corporation, a Delaware corporation, with its principal place of business located at 5301 Maryland Way, Brentwood, Tennessee 37027 ("CNI") and COMDATA TELECOMMUNICATIONS SERVICES, INC., a Delaware corporation, and a wholly owned subsidiary of CNI, with its principal place of business located at 5301 Maryland Way, Brentwood, Tennessee 37027 ("CTS"). For purposes of this Agreement, CNI and CTS are collectively referred to as "Customer". In consideration of the mutual promises and covenants set forth in this Agreement the parties agree as follows:

1.   Services:

     1.1  WorldCom will provide Customer certain
     telecommunications services as further described on Exhibit "A" attached hereto (the "Services") to Customer pursuant to LDDS Communications, Inc. (now known as WorldCom, Inc.) FCC Tariff No. 1, FCC Tariff No. 2 and applicable state tariffs, all as may be amended from time to time (the "Tariffs").
     All of the terms and conditions of the Tariffs now or hereafter in effect are incorporated in this Agreement. In the event that any provision set forth in this Agreement conflicts with the terms and conditions of any of the Tariffs, WorldCom agrees to tariff the provision in the applicable Tariff. If WorldCom fails to file any tariff as described herein which is required to be filed, Customer shall have the right to terminate this Agreement without any further liability.

     1.1.1 Any additional Services not covered in this Agreement (e.g., frame relay, Canadian origination) that WorldCom subsequently provides for resale will be made available to Customer upon terms and conditions generally available to WorldCom's other resale customers.

     1.2 This Agreement will not be construed to impose obligations upon WorldCom to Customer's customers (each, an "End User") or to create rights enforceable by End Users against WorldCom.

     1.3 WorldCom will provide Customer certain billing services, including without limitation the preparation and mailing of invoices to Customer's End Users (the "Billing Services"). The Billing Services shall be the reasonably substantial equivalent billing services that WorldCom

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     currently uses as of the Effective Date of this Agreement to provide billing to WorldCom's customers including without limitation, any enhancements to such Billing Services which are generally available as determined by WorldCom ("Billing System"). Customer's access to, and use of the Billing Services shall be provided by WorldCom at no charge provided that the rates contained in Schedule A, attached hereto, remain unchanged. In the event Customer requests modifications to the Billing Services outside the scope of the Billing Services being offered by WorldCom, Customer agrees to pay WorldCom the costs for such modifications.

     1.4 WorldCom appoints Customer a WorldCom agent to sell enhanced features at WorldCom tariffed rates as shown in Schedule B attached hereto (the "Enhanced Features"). Customer will receive a fifty percent (50%) commission (the "Commission") on all sales of Enhanced Features. WorldCom may waive Enhanced Feature charges for Customer's End Users from time to time. The Commission due to Customer will be applied as an offset to Customer's invoice for rates charged to Customer for Customer's use of the services listed in Schedule B.

     1.5 The WorldCom Standard Implementation Schedule for the Services ("Implementation Schedule"), which may be amended from time to time, will be as set forth in Schedule C, attached hereto. Said Implementation Schedule is non-binding and is only provided for informational purposes.

2.   Term; Termination:

     2.1 The term of this Agreement will commence as of December 1, 1994, and end on January 22, 2003 (the "Term"). Unless either party gives written notice to the other party at least one hundred and twenty (120) days prior to the end of the Term, the Term will continue on a month to month basis until this Agreement is terminated by either party on at least one hundred and twenty (120) days prior written notice to the other party. Except as provided in Subsections 8.2 or 8.3 below, in the event Customer terminates this Agreement prior to the end of the Term, Customer agrees to pay WorldCom twelve and one-half percent (12 1/2%) of the average of the last twelve (12) months measured usage charges times the number of full months remaining in the Term (the "Contract Deficiency Charge").

     2.2 In the event that (i) there is a change in control of Customer such that Customer is acquired or purchased, whether by stock purchase, asset purchase, merger or otherwise, and such acquisition or purchase is approved by the appropriate regulatory authorities ("Customer Acquisition/Purchase") and (ii) pursuant to such Customer Acquisition/Purchase, Customer obtains access to an alternate rate plan which results in an overall savings over current charges paid to WorldCom pursuant to this Agreement WorldCom may make such adjustments to the rates contained herein to provide an equivalent overall savings. In the event that WorldCom dos not make such adjustment, then

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     Customer may, within sixty (60) days after Customer
     Acquisition/Purchase, at its election, terminate this Agreement upon ten (10) days prior written notice to WorldCom without incurring further liability to WorldCom.

3.   Transition of Services Upon Termination or Expiration.

     3.1 Upon termination or expiration of this Agreement for any reason, WorldCom shall expend reasonable efforts to avoid any substantial disruption of Customer's telecommunications services and shall take such actions at no additional cost to WorldCom as may be reasonably necessary to facilitate the uninterrupted transfer of the Services provided for herein to another telecommunications provider.

4.   Rates; Minimum Yearly Usage Commitment.

     4.1 Commencing with the Effective Date and continuing through the end of the Term, rates for the Services will be as set forth in Schedule A, attached hereto. Services provided by WorldCom which are not listed in Schedule A shall be at the rates and terms (i) set forth in WorldCom's applicable Tariffs, or (ii) generally available to WorldCom's other similarly situated customers (collectively referred to as "Non-Contract Services").

     4.2 Commencing with the Effective Date, and continuing through the end of the Term of this Agreement, Customer will pay to WorldCom the greater of (i) the amount actually incurred by Customer for Services and Non-Contract Services pursuant to paragraph 4.1 of this Agreement or (ii) ten million dollars ($10,000,000) ("Minimum Annual
     Commitment"). In the event there is a substantial change in the regulatory environment of Customer's business, including without limitation the banking, gaming and telecommunications environments, which substantially prohibits Customer's performance under this Agreement, WorldCom agrees to negotiate with Customer in good faith concerning the reduction of the Minimum Annual Commitment as described herein. Further, in the event there is a substantial technological change in the telecommunications industry and based on the purchase of a new product or offering Customer's rates for Services hereunder would be significantly reduced, WorldCom agrees to negotiate with Customer concerning the purchase of such product or offering and the reduction of the Minimum Annual Commitment described herein, provided WorldCom continues to receive the same percentage of Customer's traffic after such reduction as it did prior to such technological change. Finally, in the event CTS completely ceases providing telecommunications services, WorldCom agrees to reduce the Minimum Annual Commitment described herein by an amount equal to the product obtained by multiplying (i) the previous three (3) months' average usage charges for Services purchased by Customer under this Agreement which are attributable to CTS by (ii) twelve (12). CTS agrees to provide WorldCom reasonable and sufficient documentation to substantiate the Services attributable to CTS hereunder.

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     4.3  The rates set forth herein shall not be modified during the Term of this Agreement. Notwithstanding the immediately above sentence, WorldCom may, upon at least ninety (90) days prior written notice to Customer, increase any rate set forth in this Agreement so as to offset an increase to WorldCom in the costs of providing the Services either directly or indirectly that is caused solely by changes in the rules, regulations or operating procedures of any governmental or regulatory authority.

     4.4 During the Term Customer (which for purposes of this Subsection 4.4 shall include all Comdata affiliates existing as of October 15, 1995, including without limitation, CNI, CTS and Comdata Holdings Corporation) agrees to purchase from LDDS at least eighty percent (80%) of Customer's internal corporate traffic as well as Customer's resale traffic, excluding ETS (an AT&T aggregator currently providing services to Customer) traffic existing as of December 1, 1994; provided, however, Customer's obligation under this paragraph 4.4 shall not exceed twenty million dollars ($20,000,000) in any twelve (12) month consecutive period, nor be less than the Minimum Annual Commitment contained in paragraph 4.2.

     4.5 Beginning as of December 1, 1994 and continuing through the Term of this Agreement, Customer will pay to WorldCom the following monthly recurring rates for all existing and new Customer premises equipment:

          Dialers:       $20.00 per month
          Channel Banks  $500 installation/$400 per month
          One Year Minimum on Channel Banks.
          The above charges will be reduced after three (3) years of being in service to the cost of maintenance charges only.

     4.6 During the Term, WorldCom agrees to waive all WorldCom installation charges (i.e., excluding any third party installation charges) for Services ordered by Customer hereunder provided such Services are used solely by Customer or its affiliates for internal use (i.e., not for resale).

5.   Billing and Payment of Charges:

     5.1 Customer will pay all charges for the Services provided by WorldCom within forty-five (45) days of the date of the invoice (the "Due Date"). In the event that Customer fails to make any required payment in full on or before the fifteenth (15th) day following the Due Date, Customer shall pay a late fee in the amount of the lesser of one and one-half percent (1 1/2%) of the unpaid principal balance per month or the maximum lawful rate allowable under the applicable state tariff. If Customer disagrees with an invoice for any of the Services, Customer shall promptly pay the amount that it believes to be correct and, at the same time, notify WorldCom in writing of the basis for and amount in dispute. Failure to notify WorldCom of a disputed charge

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     will result in all charges being deemed correct. WorldCom
     and Customer shall promptly address any disputed claim and use their best efforts to resolve the disputed amount. In the event Customer fails to make any non-disputed payment in accordance with the terms of this Section 5.2, WorldCom may provide Customer with written notice of interruption of service. If by (i) the third (3rd) day following receipt of written notice of interruption of service, or (ii) the thirty-sixth (36th) day after the Due Date (which ever shall last occur), Customer fails to make payment of such non-disputed amount in full, WorldCom may interrupt service to Customer until such time as the non-disputed amount is received by WorldCom. Such interruption, if any, by WorldCom pursuant to this Section 5.1 shall in no event be deemed a breach of WorldCom' obligations under this Agreement. Failure of WorldCom to exercise its right to give notice of interruption and/or to interrupt service shall in no event be deemed a waiver of WorldCom' rights to payment hereunder.

     5.2 It is the Customer's non-delegable duty to pay any and all taxes or duties of any kind or nature whatsoever relative to or in any way resulting from the performance of this Agreement. Notwithstanding the above, as an additional service to the Customer, WorldCom agrees to do the following:

     5.2.1 make advance payments of Customer's taxes billed through the WorldCom-provided standard IX Plus billing environment unless Customer provides appropriate documentation to WorldCom which evidences an exemption therefor. Customer agrees to reimburse WorldCom for all such tax or duty payments made by WorldCom within ten (10) days of Customer's receipt of each WorldCom invoice detailing such advanced payment, together with a surcharge amounting to one-half of one percent (1/2%) of the total of each invoice;

     5.2.2 prepare billings to Customer's End Users for telecommunications services provided hereunder in accordance with rates provided by Customer which shall include taxes calculated in accordance with the relevant tax statutes applicable to each End User; remit said tax payments to the appropriate taxing authorities; and provide Customer with accurate documentation related thereto.

     5.2.3 Nothing herein shall be construed to imply that WorldCom agrees to assume liability for any act of commission or omission with regard to Customer' obligations or duties to governmental authorities or End Users.
     Customer agrees to indemnify and hold WorldCom harmless with respect to any claim, levy, charge or liability whatsoever in connection with WorldCom's performance of the above-stated service.

     5.4 Customer's obligation to pay all undisputed charges billed by WorldCom is absolute and unconditional under any and all circumstances.

     5.5 Customer will provide WorldCom with all necessary tax exemption certificates in a form acceptable to the

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     applicable taxing authority or pay all necessary taxes at
     such time as such taxes become due.

6.   Service Interruptions:

     6.1 The Services will meet or exceed quality of service standards (including, but not limited to, standards for call set-up time, unintended disconnects, trunk capacity and audio quality) in the long distance telephone industry in the United States of America. If Customer, in its good faith judgment, determines that the Service does not materially meet such standards and that WorldCom is solely responsible for such failure, Customer may terminate the affected Service upon at least thirty (30) days prior written notice to WorldCom provided that such failure in not cured by WorldCom within thirty (30) days of the date of such notice. In such case, Customer's Minimum Annual Commitment shall be reduced for the remainder of the Term by an amount equal to the product obtained by multiplying (i) the previous three (3) months' average usage charges for such terminated Service by (ii) twelve (12).

     6.2 Notwithstanding paragraph 6.1 above, Customer may terminate this Agreement upon fifteen (15) days prior written notice, if (i) substantially the same service problems with respect to the telecommunications services provided hereunder recur during any consecutive sixty (60) day period, notwithstanding the thirty (30) day cure provision set forth in Section 6.1 hereof, or (ii) upon verified twelve (12) hour prior notification to the WorldCom Trouble Reporting Center, if Customer is required to utilize the services of an alternate telecommunications provider for a period of twenty-four (24) hours or longer due to service problems with respect to the telecommunications services provided hereunder by WorldCom.

     6.3 WORLDCOM SHALL NOT BE LIABLE FOR DAMAGES OR INTERRUPTIONS OF SERVICE CAUSED BY OR RESULTING FROM ANY ACT OF GOD OR OTHER UNCONTROLLABLE FORCE. UNCONTROLLABLE FORCE IS ANY CAUSE BEYOND THE CONTROL OF WorldCom, INCLUDING BUT NOT LIMITED TO, FLOOD, EARTHQUAKE, STORM, LIGHTNING, FIRE, EPIDEMIC, WAR, RIOT, CIVIL DISTURBANCE, SABOTAGE, OR RESTRAINT, INJUNCTION OR RESTRICTION BY ANY FEDERAL OR STATE COURT, AGENCY, ADMINISTRATIVE BODY, OR PUBLIC AUTHORITY, OR A LAWFUL ORDER ENTERED IN ANY LAWSUIT OR REGULATORY PROCEEDING WHICH EFFECTS A RESTRAINT OF WORLDCOM'S PERFORMANCE UNDER THIS AGREEMENT. WORLDCOM SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, SPECIAL, ACTUAL, OR PUNITIVE DAMAGES, OR FOR ANY LOST PROFITS OF ANY KIND OR NATURE WHATSOEVER ARISING OUT OF ANY DEFECTS OR ANY OTHER CAUSE. THIS WARRANTY AND THESE REMEDIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES OR REMEDIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     6.4 Notwithstanding Section 6.1, Customer's damages for any service interruption or delay by WorldCom not caused by any

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     Act of God or uncontrollable force as describe in Section
     6.3 above shall not exceed the average of two (2) days billing under this Agreement prior to the event of interruption or the actual amount of the damages, whichever is less. However, where an applicable state tariff calls for a different calculation of damages, the provisions of the state tariff will govern.


     6.5 Except as provided otherwise in this Agreement, WorldCom makes no representations or warranties as to its abilities to process service activation submissions. WorldCom will provide Customer's customers an equivalent standard of service as WorldCom provides its customers.

7.   Letters of Agency:

     7.1 Customer will obtain a valid and acceptable letter of agency ("LOA") from each End User whose ANI Customer submits to WorldCom.

     7.2 Customer is entirely responsible for the validity of each LOA that it submits as well as for the correctness of the information that is contained in such LOA. Customer understands that any inaccuracies in such information may result in lengthy delays in the activation of the subject ANI.

     7.3 Customer will notify each End User that WorldCom is the primary interexchange carrier that is providing Services to Customer.

8.   Rights and Obligations Upon Either Party's Breach:

     8.1 In the event Customer is in material breach of this Agreement, including without limitation (i) Customer's failure to pay undisputed charges when due as provided in
     Section 5 above, and (ii) Customer's failure on three (3) separate occasions to act as WorldCom requests after making a material misrepresentation to a third party or End User concerning the Services purchased by Customer hereunder, and fails to cure such breach within ten (10) days after receipt of notice of such breach, WorldCom may:

     8.1.1 terminate this Agreement effective immediately in which case the Contract Deficiency Charge will be immediately due and payable; and


     8.1.2       upon termination of the Agreement as provided in
     (i), contact each End User directly for the purpose of notifying such End User that WorldCom will no longer provide long distance telephone services to Customer, that WorldCom will provide long distance telephone service to it pursuant to the Tariffs and that WorldCom will continue to provide such service unless such End User notifies its LEC to change its long distance telephone service to another primary interexchange carrier.

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     8.2  In the event WorldCom is in material breach of this
     Agreement, and fails to cure such breach within thirty (30) days after receipt of notice of such breach, Customer may terminate this Agreement effective immediately without any further liability.

     8.3 This Agreement shall automatically terminate effective immediately if:

     8.3.1 Either party becomes insolvent, files a petition in bankruptcy or makes an assignment for the benefit of creditors;

     8.3.2 Either party applies for or consents to the appointment of a trustee or receiver, or a trustee or receiver is appointed for Customer; or

     8.3.3 Bankruptcy, insolvency or liquidation proceedings are commenced against either party and such proceedings are not discharged or dismissed within thirty (30) days after such commencement.

9.   Confidential Information:

     9.1 Each party understands that in performing this Agreement it may have access to private or confidential information relating to the other party or such other party's Customers End Users ("Confidential Information"). Each party agrees that the Confidential Information will:

     9.1.1 remain the exclusive property of the disclosing party;

     9.1.2 not to be copied, published or disclosed to others;

     9.1.3 be used solely in the performance of this Agreement; and

     9.1.4 be returned to the disclosing party upon termination of this Agreement.

10.  Regulatory Requirements:

     10.1 Customer represents and warrants that it has obtained, or will undertake promptly and diligently to obtain, any and all Certificates of Public Necessity, authority or other consents ("Authority") which are required by the states and jurisdictions within which Customer currently provides or intends to provide long distance service to End Users or others. If requested by WorldCom, Customer will provide copies of said Authority before submitting any ANIs to WorldCom. When Customer is in the process of obtaining said Authority, Customer shall provide copies of the Authority to WorldCom as soon as it becomes available. In the event that Customer is permanently or temporarily denied Authority in any particular state or jurisdiction and/or is prohibited from providing long distance or other telecommunications services within that state or jurisdiction, then Customer

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     shall within 24 hours notify WorldCom of said denial via
     facsimile and via U.S. Mail. Customer agrees to indemnify and hold WorldCom harmless with respect to any and all damages, demands. suits, causes of action, liability, losses, assessments, fees, levies, charges, or any other claims whatsoever which are asserted against WorldCom with regard to the failure of Customer to obtain the aforementioned Authority.

11.  Notices:

     11.1 Any notice required by this Agreement will be effective and deemed delivered (i) three (3) business days after posting with the United States Postal Service when mailed by certified mail, return receipt requested, properly addressed and with the correct postage, (ii) one (1) business day after pick-up by the courier service when sent by overnight courier, properly addressed and prepaid or (iii) one (1) business day after the date of the sender's electronic confirmation of receipt when sent by facsimile transmission.

     11.2 Notices will be sent to the addresses or FAX numbers set forth in this Agreement, unless either party notifies the other in writing of an address or FAX number change.

12.  General:

     12.1 Neither party may assign this Agreement or any of its obligations without the prior written consent of the other party hereto. Notwithstanding anything to the contrary contained herein, Customer may assign this Agreement or any of its obligations to an affiliate of Customer provided Customer remains liable for the financial obligations contained herein, including without limitation, the Minimum Annual Commitment and the Contract Deficiency Charge.

     12.2 Customer may not subcontract with other persons or entities to undertake any of Customer's obligations that are set forth in this Agreement provided however, that this
     Section 12.2 shall not prohibit Customer from contracting with third parties with respect to reselling and marketing activities for Customer's telecommunications services.

     12.3 This Agreement is a Georgia agreement and is governed by and interpreted according to the laws of the state of Georgia applicable to Georgia agreements, except to the extent that the Communications Act of 1934, as amended and is interpreted and applied by the Federal Communications Commission, applies.

     12.4 Neither party will be liable for failure to perform its obligations hereunder due to causes beyond its control, including accidental damage to WorldCom's network, acts of God, laws or requirements of any government or national emergencies.

     12.5 If any of the provisions of this Agreement are determined to be invalid, the remaining provisions will still be valid.

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     12.6 Headings are used in this Agreement for convenience
     only and are not to be used to interpret this Agreement or any of its provisions.

     12.7 This Agreement will be deemed effective only upon full execution of this Agreement by each of the parties. This
     Agreement may be modified only pursuant to a writing that is signed by each of the parties.

     12.8 This Agreement is subject to all applicable existing and future laws, rules and regulations of any governmental authority.

     12.9 Each party represents and warrants that it has the full legal and regulatory authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, and that this Agreement is not in conflict with any other agreement to which such party is bound.

     12.10 In any action arising out of or relating to this Agreement, the prevailing party will be entitled to recover its reasonable attorneys' fees and other costs in addition to any other relief that may be awarded.

     12.11 This Agreement contains the full understanding of the parties and supersedes any prior agreements including the August 30, 1991 agreement, the October 18, 1991 addendum to the August 30, 1991 agreement, and the July 21, 1993 notice, between the parties.

     12.12 Each party hereto shall have the right to contract with a third party to inspect and audit, during regular business hours and upon written request, any relevant books and records of the other party hereto for the purpose of verifying payments made or to be made hereunder or confirming the performance of such party. The inspection and audit rights granted pursuant to this Section shall remain in full force and effect during the Term of this Agreement and for a period of three (3) months following the date of expiration or termination of this Agreement., upon written request, during regular business hours.

     12.13 None of the provisions of this Agreement is intended to create nor shall be deemed or construed to create any relationship between the parties hereto other than that of independent entities contracting with each other hereunder solely for the purpose of effecting the provisions of this Agreement. Neither of the parties hereto, nor any of their respective employees, shall be construed to be the agent, employer, or representative of the other. WorldCom and Customer agree that WorldCom is only providing the services under this Agreement as an independent contractor.

     IN WITNESS WHEREOF, the parties have signed this Agreement and the individuals signing below represent that they have the authority to sign for and on behalf of the respective parties.


COMDATA NETWORK, INC.         WORLDCOM, INC.

BY: /s/Edward A. Barbieri     BY: /s/Diana Day

NAME:  Edward A. Barbieri     NAME:  Diana Day

TITLE: President and Cief     TITLE: Senior Vice President
        Operating Officer
DATE:  October 18, 1995       DATE:  October 18, 1995

FAX:   615-370-7614           FAX:   601-974-8450


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COMDATA TELECOMMUNICATIONS
SERVICES, INC.

BY:   /s/Edward A. Barbieri

NAME:  Edward A. Barbieri

TITLE: President and Cief
        Operating Officer
DATE:  October 18, 1995

FAX:   615-370-7614













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